Exhibit 23.3

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment No. 1 on Form S-3 to the Registration Statement (No. 333-138452) on Form S-1 of Essex Rental Corp. of our report dated February 16, 2007, relating to our audit of the financial statements of Hyde Park Acquisition Corp. as of December 31, 2006 and for the period from August 21, 2006 (inception) to December 31, 2006, which is included in the October 8, 2008 Definitive Proxy Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
May 20, 2009